                            EXCHANGE AGENT AGREEMENT


     TeleHub Communications Corporation (the "Company") proposes to offer to exchange (the "Exchange Offer") its outstanding 13.875% Senior Discount Notes due 2005, Series A (the "Old Notes") for a similar principal amount of its 13.875% Senior Discount Notes due 2005, Series B (the "New Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in
a prospectus, dated                     , 1998 (the "Prospectus"), to be
distributed to all record holders of the Old Notes. The Old Notes and the New Notes are, collectively, the "Notes". The Company's subsidiaries, TeleHub Technologies Corporation, TeleHub Leasing Corporation and TeleHub Network Services Corporation (collectively, "Subsidiaries") will guarantee the Notes.


     The Company hereby appoints State Street Bank and Trust Company to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to State Street Bank and Trust Company.

     The Company expects to commence the Exchange Offer around                .
Holders of the Old Notes will use the Letter of Transmittal accompanying the Prospectus to accept the Exchange Offer. The Letter of Transmittal contains instructions for delivery of certificates for Old Notes tendered.

     The Exchange Offer shall expire at 5:00 p.m., New York City time, on
               , or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). As described in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer. The Company will inform holders about extension of the Expiration Date by oral notice (confirmed in writing) or written notice issued by means of a press release or other public announcement no later than 9 a.m., New York City time, on the business day following the previously designated Expiration Date.

     When carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform the duties and only such duties specifically set forth in the Prospectus section captioned "The Exchange Offer" or specifically set forth herein. However, this section does not, in any way, discharge your general duty to act in good faith.

     2. Within two business days after the Prospectus date, you will establish an account for the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's transfer procedures. During the Exchange Offer, you will maintain an address in the Borough of Manhattan, the City of New York, at which tenders of Old Notes may be made.

     3. You will examine each Letter of Transmittal and Old Note certificate (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether:

          3.1. the Letters of Transmittal and such other documents are duly executed and properly completed in accordance with instructions set forth therein; and

          3.2. the Old Notes have otherwise been properly tendered as set forth in Section 5.

If you ascertain that a Letter of Transmittal or any other document has been improperly completed or executed, that any Old Note certificate is not in proper form for transfer or that some other irregularity in connection with any tender of Old Notes pursuant to the Exchange Offer exists, then you will inform the presenters of the need to fulfill all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.
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     4. With approval from the Company's Chief Financial Officer or any other person he designates in writing (collectively, "Company Agent"), you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

     5. Holders must tenders Old Notes only as set forth in the Letter of Transmittal and in the Prospectus section captioned "The Exchange Offer -- Procedures for Tendering Old Notes". Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this Section and Section 7 below, if the Company Agent approves any Old Notes as having been properly tendered, then you shall accept such Old Notes as properly tendered.

     6. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

     7. You will accept tenders:

          7.1. in cases where the Old Notes are registered in two or more names only if signed by all named holders;

          7.2. in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

          7.3. from persons other than the registered holder of Old Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the transfer agent for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you promptly after the Expiration Date, of its acceptance of all properly tendered Old Notes. On behalf of the Company, you will then exchange such properly tendered Old Notes for New Notes and cause such exchanged Old Notes to be cancelled. You will deliver New Notes at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of properly tendered Old Notes, with delivery to occur promptly after Company's notice that it accepted such Old Notes; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal or the Prospectus. You shall issue New Notes only in denominations of $1,000 or integral multiples thereof.

     9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered under the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     10. The Company shall not be required to exchange any tendered Old Notes if any condition set forth in the Exchange Offer is not satisfied. The Company will notify you of any decision not to exchange any tendered Old Notes.

     11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus section captioned "The Exchange Offer -- Certain Conditions of the Exchange Offer" or otherwise, then as soon as practicable after the expiration or termination of the Exchange Offer, you shall return the those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

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

     12. All certificates for reissued Old Notes, unaccepted Old Notes or for New Notes shall be forwarded by (a) first-class certified mail, return receipt requested under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates of (b) by registered mail insured separately for the replacement value of each of such certificates.

     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

     14. As Exchange Agent hereunder you:

          14.1. shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;

          14.2. will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

          14.3. shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with indemnity reasonably satisfactory to you;

          14.4. may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

          14.5. may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

          14.6. may rely on and shall be protected in acting upon written or oral instructions from any officer of the Company;

          14.7. may consult with your counsel with respect to any questions relating to your duties and responsibilities and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the written opinion of such counsel; and

          14.8. shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes.

     15. As the Company or its legal counsel may request, you will take such action as you may reasonably deem appropriate to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms approved by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request.

     16. You shall advise by cable, telex, facsimile transmission or telephone, and promptly thereafter confirm in writing to the Company and such other person or persons as it may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as it or he reasonably requests. Such cooperation
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

shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver that list to the Company.

     17. You shall stamp Letters of Transmittal and Notices of Guaranteed Delivery with the date and the time of receipt thereof and shall preserve such documents for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

     18. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

     19. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on attached Schedule I.

     20. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

     21. The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees arising out of or in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document you reasonably believed to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes you reasonably believed in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any claim against you unless and until you notify the Company, by letter or cable or by telex confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you receive any such written assertion or commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel you thereafter retain unless you reasonably determine that your interests are adverse to the interests of the Company, in which case you shall be entitled to retain counsel and the Company shall be liable for the fees and expenses of such counsel.

     22. You shall arrange to comply with all requirements under the tax laws of the United States which apply to you in performing your duties hereunder, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

     23. At the direction of the Company, you shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; provided, however, that

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

you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of Illinois without regard to the principles of the conflicts of laws thereof, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. This Agreement may not be modified orally.

     25. This Agreement may be executed in two or more counterparts, which may be evidenced by facsimile signature, each of which shall be deemed to be an original and all of which taken together shall constitute a single agreement.

     26. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

     28. All notices, approvals, authorizations and instructions from the Company given orally must be confirmed in writing.

     29. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

To the Company and Subsidiaries:            with a copy to:
Richard M. Harmon, Chief Financial
  Officer                                   Michael L. Glaser, Esq.
TeleHub Communications Corporation          Haligman Lottner Rubin & Fishman, P.C.
1375 Tri-State Parkway, Suite 250           633 17th Street, Suite 2700
Gurnee, Illinois 60031                      Denver, Colorado 80202
(800) TELEHUB; (847) 623-1616               (303) 292-1200; (303) 292-1300 (Fax)


To Exchange Agent:                          with a copy to:
Mr. James Schultz, Assistant Secretary      Ripley Hastings, Esq.
State Street Bank & Trust Company           Peabody & Arnold LLP
Two International Place -- 4th Floor        50 Rowes Wharf
Boston, Massachusetts 02110                 Boston, Massachusetts
(617) 664-5414; (617) 664-5297 (Fax)        (617) 951-2100; (617) 951-2125 (Fax)


     30. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraph 21 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, funds or property then held by you as Exchange Agent under this Agreement.

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

     31. This Agreement shall be binding and effective on the date set forth besides your signature.

     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                  TELEHUB COMMUNICATIONS CORPORATION,
                                       a Nevada corporation

                                  By:
                                     -------------------------------------------
                                     Richard M. Harmon, Chief Financial Officer

                                  TELEHUB TECHNOLOGIES CORPORATION,
                                       a Nevada corporation

                                  By:
                                     -------------------------------------------
                                     Richard M. Harmon, Chief Financial Officer

                                  TELEHUB LEASING CORPORATION,
                                       a Nevada corporation

                                  By:
                                     -------------------------------------------
                                     Richard M. Harmon, Chief Financial Officer

                                  TELEHUB NETWORK SERVICES CORPORATION,
                                       an Illinois corporation

                                  By:
                                     -------------------------------------------
                                     Richard M. Harmon, Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

as Exchange Agent


By:
---------------------------------------------------    Date: ____________ , 1998
    Name:
    Title:

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